UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12.

Vestin Fund II, LLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

     Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

The following article was included in a newsletter sent to all members of Vestin Fund I, LLC on or about June 2, 2005:

REIT Conversion Update

In our continuing effort to keep our members informed, I am pleased to report that we filed with the Securities and Exchange Commission (the “SEC”) on May 20, 2005 and May 27, 2005 a proxy statement/prospectus relating to the conversion of Vestin Fund II, LLC and Vestin Fund I, LLC (the “Funds”), respectively, into a REIT.

Upon completion of the SEC review process, we will mail to each member a copy of the definitive proxy statement/prospectus for the relevant Fund, which may differ substantially from the preliminary documents currently on file with the SEC. The definitive proxy statement/prospectus will contain detailed information about, and risks related to, the REIT conversion for each Fund. We strongly urge you to read carefully the entire definitive proxy statement/prospectus, as it will contain important information. These documents, and other information filed by the Funds will also be available free of charge on the SEC’s website at http://www.sec.gov.

Implementation of the REIT conversion for each Fund is subject to satisfaction or waiver of various conditions, including the approval by members holding a majority of outstanding units of such Fund.

The manager for the Funds, Vestin Mortgage, Inc., and its directors, officers and employees may be soliciting proxies from each Fund’s members in favor of the proposed REIT conversion. Information concerning persons who may be considered participants, in the solicitation under the rules of the SEC is set forth in the proxy statement filed with the SEC.

Thank you for your time and continued support.